                                                                  EXHIBIT 10.13A

                       SIXTH AMENDMENT TO LEASE AGREEMENT

      THIS SIXTH AMENDMENT TO LEASE AGREEMENT ("Sixth Amendment") is made and entered into as of July 23, 2004, by and between MEADOW BROOK NORTH, L.L.C., a Delaware limited liability company ("Landlord") and EMAGEON UV, INC., a Delaware corporation f/k/a Emageon, Inc. ("Tenant").

                                   WITNESSETH:

      WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated as of December 20, 2001, as amended by that certain First Amendment to Lease dated as of December 20, 2001, as amended by that certain Tri-Party Agreement ("Tri-Party Agreement") by and between Landlord, Tenant and Data Center Company, LLC ("Data Center") dated as of December 20, 2001, as amended by that certain Second Amendment to Lease (the "Second Amendment") dated as of July 1, 2002, as amended by that certain Third Amendment to Lease Agreement dated as of December 23, 2002, as amended by that certain Fourth Amendment to Lease Agreement dated as of March, 2003, and as amended by that certain Fifth Amendment to Lease Agreement (the "Fifth Amendment") dated as of June 14, 2003 (as so amended, the "Lease") with respect to therein described space (the "Original Premises") located in the building known as Meadow Brook 1200, located at 1200 Corporate Drive, Hoover, Alabama 35242; and

      WHEREAS, Landlord and Tenant wish to amend the Lease pursuant to the terms and conditions hereinafter set forth in this Sixth Amendment.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. As of the date hereof, the Original Premises consist of 10,763 rentable square feet, consisting of the following:

     * 1,154 rentable square feet of storage space designated as Suite G-42 (the "G-42 Space");

     * 1,290 rentable square feet of storage space designated as Suite G-45 (the "G-45 Space");

     * 4,277 rentable square feet of office space designated as Suite 200 (the "Suite 200 Space"); and

     * 4,042 rentable square feet of office space designated as Suite 400 (the "Suite 400 Space").

      As of the date hereof, Tenant subleases from Data Center that certain 11,539 rentable square feet of space (the "Data Center Space") as more particularly described on Exhibit A attached hereto and made a part hereof. The G-42 Space, the G-45 Space and the G-49 Space (as hereinafter defined) are sometimes referred to collectively herein as the "Storage Space"; the Suite 200 Space, the Suite 400 Space, the Data Center Space, the Suite 210 Space (as hereinafter defined) and the Suite 250 Space (as hereinafter defined) are sometimes referred to herein as the "Office Space"; the Storage Space and the Office Space are collectively referred to herein as the "Premises" and, from and after September 1, 2004, are deemed to be the "Premises" demised pursuant to the Lease, as amended hereby.

2. The expiration date of the Data Lease (as defined in the Tri-Party Agreement) has been accelerated by Landlord and Data to August 31, 2004, whereupon Tenant's sublease of the Data Center Space shall automatically terminate. Effective as of September 1, 2004, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the Data Center Space on the terms and conditions of the Lease (other than the construction, work letter and improvement allowance provisions thereof), as modified by this Sixth Amendment. From and after September 1, 2004, the Data Center Space shall be deemed to be a part of Suite 400.

3. Effective on September 1, 2004, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, that certain 1,649 rentable square feet designated as Suite 210 as more particularly described on

Exhibit B-l attached hereto and made a part hereof (the "Suite 210 Space") and that certain 7,050 rentable square feet of space designated as Suite 250 as more particularly described on Exhibit B-2 attached hereto and made a part hereof (the "Suite 250 Space"). Further, effective on September 1, 2004, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, that certain 886 rentable square feet of space designated as Suite G-49 as more particularly described on Exhibit B-3 attached hereto and made a part hereof (the "G-49 Space").

4.From and after September 1, 2004, following the addition of the Data Center Space, the Suite 210 Space, the Suite 250 Space and the G-49 Space, the total space leased from Landlord to Tenant, and by Tenant from Landlord, pursuant to the Lease, as amended hereby, equals 31,887 rentable square feet.

5.The Term currently expires on December 31, 2004, subject to the provisions of
Section 2 of the Second Amendment to Lease with respect to the G-45 Space. The Term is hereby extended, with respect to the entire Premises (i.e., the Office Space and the Storage Space) through a new Expiration Date of March 31, 2010 (the period commencing September 1, 2004 and expiring March 31, 2010 is herein referred to as the "Extended Term"). Effective as of the date hereof, the provisions of Section 2 of the Second Amendment to Lease are deemed to be null and void and of no further force and effect.

6.All obligations for Base Rent, Operating Expenses, Additional Rent and all other charges applicable to the Original Premises during the Term shall be applicable to the entire Premises during the Extended Term, calculated at the same rates, timing and rates of escalations, except that the Base Year Amount for the entire Premises during the Extended Term shall be reset to Operating Expenses for calendar year 2005 and except that Base Rent for the entire Premises during the Extended Term shall be calculated in accordance with the following schedules:

                                                   BASE RENT PER RENTABLE SQUARE FOOT OF THE
              PERIOD                                             OFFICE SPACE
              ------                                             ------------
September 1, 2004 - August 31, 2005                                  $18.00
September 1, 2005 - August 31, 2006                                  $18.45
September 1, 2006 - August 31, 2007                                  $18.91
September 1, 2007 - August 31, 2008                                  $19.38
September 1, 2008 - August 31, 2009                                  $19.87
September 1, 2009 - March 31, 2010                                   $20.37

PLUS:

                                                   BASE RENT PER RENTABLE SQUARE FOOT OF THE
              PERIOD                                             STORAGE SPACE
              ------                                             -------------
September 1, 2004 - August 31, 2005                                  $12.00
September 1, 2005 - August 31, 2006                                  $12.30
September 1, 2006 - August 31, 2007                                  $12.61
September 1, 2007 - August 31, 2008                                  $12.92
September 1, 2008 - August 31, 2009                                  $13.25
September 1, 2009 - March 31, 2010                                   $13.58

      Base Rent for the entire Premises shall be abated for the period September 1, 2004 through March 31, 2005. With respect to each other full or partial month during the Extended Term, Tenant shall make Base Rent payments as otherwise provided in the Lease, as amended hereby. Notwithstanding such abatement of Base Rent (a) all other sums due under the Lease, as amended hereby, including Additional Rent and Operating Expenses, shall be payable as provided in the Lease, as amended hereby, during all full or partial months of the Extended Term, and (b) any increases in Base Rent set forth in the Lease, as amended hereby, shall occur on the dates scheduled therefor. The abatement of Base Rent provided for in this provision is conditioned upon Tenant's full and timely performance of all of its obligations under the Lease, as amended hereby. If at any time during the current Term or the Extended Term an event of default by Tenant occurs and continues beyond the expiration of any applicable notice and cure periods, then the abatement of Base Rent provided for in this paragraph shall immediately become of no further force and effect and thereafter, Tenant shall make Base Rent payments for all full or partial months (or partial months) remaining in the current Term and the Extended Term without regard to this paragraph.

      Tenant's Share shall be adjusted to 24.88% (calculated as 31,887/128,142) to reflect the entire Premises during the Extended Term

7. Tenant acknowledges that Landlord has fully performed all tenant improvements to be performed prior to the date hereof and fully funded all tenant improvement allowances to be funded prior to the date hereof. Except as set forth on Exhibit C attached hereto and by this reference made a part hereof, the entire Premises is delivered to Tenant by Landlord "AS IS, WHERE IS AND WITH ALL FAULTS", and Landlord is not obligated to perform any tenant improvements therein or to provide any tenant improvement allowances with respect thereto.

8. The provisions of Section 16 of the Lease (signage) and Section 34 of the Lease (parking) shall be applicable to the entire Premises as of September 1, 2004, permitting Building standard suite entry signage and Building standard directory entries to be installed as part of the Work at Tenant's request, subject to Landlord's prior approval, with the cost thereof paid out of the Allowance (as hereinafter defined) and establishing the parking ratio available for use under the terms of the Lease, as amended hereby, to 3.5 spaces per 1,000 square feet in the entire Premises.

9. As of September 1, 2004, Tenant will lease directly from Landlord the "Data Space" and the "Emageon Space" as each is defined in the Tri-Party Agreement. Accordingly, from and after September 1, 2004, the Tri-Party Agreement shall be deemed to be of no further force and effect.

10. The provisions of Section 4(b) of the Fifth Amendment regarding the "Adjacent Space" are deemed to be of no further force and effect. From and after the date hereof, Tenant shall have no further rights in the Adjacent Space.

11. Right of Refusal.

      (a)During the Extended Term (excluding any holdover period), so long as the Lease, as amended, is in full force and effect and no default has occurred beyond the expiration of any applicable notice and cure periods and no facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute a default either at the time of the Offer (as defined below) or as of the effective date of the proposed expansion of the Premises to include the Refusal Space as set forth herein, Landlord hereby grants to Tenant a one-time right of refusal (the "Right of Refusal") to expand the Premises to include that certain space comprising approximately 6,287 rentable square feet as more particularly described on Exhibit D attached hereto and by this reference made a part hereof (the "Refusal Space") subject to the terms and conditions set forth herein and subject and subordinate to prior rights of other tenants.

      (b) After Landlord has received a "bona-fide" offer to lease Refusal Space from a third party prospective tenant (as determined by Landlord) and which Landlord is willing to accept in its sole discretion (the "Third Party Offer"), Landlord shall not lease the Refusal Space without first offering (the "Offer") Tenant the right to lease such Refusal Space as set forth herein. Notwithstanding the foregoing, if the Third Party Offer includes space in excess of the Refusal Space, such space may be included by Landlord in the Offer and if so, Tenant must exercise its right hereunder, if at all, as to all (and not any lesser portion) of the space contained in the Offer. Notwithstanding the foregoing, if the Third Party Offer is for space less than the entire Refusal Space, the Refusal Space shall be deemed to be such lesser space and if so, Tenant must exercise the right hereunder, if at all, as to such lesser portion.

      (c) The Offer shall contain (i) all terms and conditions of the Third Party Offer; (ii) the date on which Landlord expects the Refusal Space to become available; and (iii) the increase in Tenant's operating expense percentage. Upon receipt of the Offer, Tenant shall have the right, for a period of seven (7) calendar days after receipt of the Offer, to exercise the Right of Refusal by giving Landlord written notice that Tenant desires to lease the Refusal Space (but not any lesser portion) upon the same terms and conditions contained in this Lease as amended hereby and as modified by the terms of Offer; provided, however, that any construction provisions, improvement allowances, rent abatements or other concessions applicable to the Premises shall not be applicable to the Refusal Space unless expressly included in the Offer. Time is of the essence with respect to the foregoing. Unless otherwise stated in the Offer, the term of the Lease with respect to the Refusal Space shall be coterminous with the then current demised term of the Lease and shall be leased to Tenant in its "as is" condition.

      (d) If, within such seven (7) calendar day period, Tenant exercises the Right of Refusal, then Landlord and Tenant shall amend the Lease to include the Refusal Space subject to the same terms and conditions as the Lease, as amended hereby and as modified by the terms and conditions of the Offer; provided, however, that any construction provisions, improvement allowances, rent abatements or other concessions applicable to the Premises shall not be applicable to the Refusal Space unless expressly included in the Offer. If the Lease is guaranteed now or at any time in the future, Tenant simultaneously shall deliver to Landlord an original, signed reaffirmation of each Guarantor's guaranty, in form and substance acceptable to Landlord.

      (e) If, within such seven (7) calendar day period, Tenant declines or fails to exercise the Right of Refusal, Landlord shall then have the right to lease the Refusal Space in portions or in its entirety to any third party or parties without regard to the restrictions in this Right of Refusal and on whatever terms and conditions Landlord may decide in its sole discretion. If Tenant so declines or so fails to exercise, this Right of Refusal shall terminate, this Special Stipulation shall be of no further force and effect, and Tenant shall have no further Right of Refusal on the Refusal Space.

      (f) This Right of Refusal is personal to EMAGEON UV, INC., a Delaware corporation f/k/a Emageon, Inc., may not be exercised by any party other than EMAGEON UV, INC., a Delaware corporation f/k/a Emageon, Inc. and shall become null and void upon the occurrence of an assignment of the Lease or a sublet of all or a part of the Premises.

12. Not Used.

13. Option to Renew.

      (a) During the Extended Term (excluding any holdover period), so long as, both as of the exercise date and as of the first day of the Renewal Term (as hereinafter defined) the Lease, as amended, is in full force and effect and no default has occurred and continued beyond the expiration of any applicable notice and cure period and no facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute a default, Landlord hereby grants to Tenant one (1) option to further extend the Extended Term with respect to all but not any lesser portion of the Premises for a period of five (5) years beginning immediately upon the expiration of the Extended Term ("Renewal Term"), such option to be exercised by Tenant giving written notice of its exercise to Landlord in the manner provided in the Lease at least two hundred seventy (270) days prior, but not more than three hundred sixty (360) days prior, to the expiration of the Extended Term. Time is of the essence with respect to the foregoing.

      (b) Base Rent for the Renewal Term shall be the prevailing market rate (the "Prevailing Market Rate") calculated on a per square foot basis for comparable renewal leases during the Renewal Term covering the Building and buildings comparable to the Building (as adjusted for any variances between such buildings and the Building and as adjusted for other relevant factors, including, but not limited to, size of space, location of space within the building, signage rights, age, location and quality of building, length of term, credit standing of tenant, tenant improvement contributions, leasing commissions and rent concessions) located in the same market area as the Building (hereinafter referred to as the "Market Area") to which the Base Year Amount shall be added.

      Landlord shall, within twenty (20) days after the receipt of Tenant's notice of exercise, notify Tenant in writing of Landlord's reasonable determination of the Prevailing Market Rate for the Premises for the Renewal Term. Thereafter, Tenant shall have ten (10) days from its receipt of Landlord's notice to notify Landlord in writing that Tenant does not agree with Landlord's determination of the Prevailing Market Rate. If Tenant fails to object as aforesaid, Landlord's determination shall be deemed to be the Prevailing Market Rate for the Renewal Term. Upon receipt of Tenant's objection, Landlord and Tenant shall meet for a period of ten (10) additional days (the "Negotiation Period") to negotiate the Prevailing Market Rate, with each acting in good faith. If such negotiations are successful, the rate so negotiated by the parties will be deemed to be the Prevailing Market Rate for the Renewal Term. If such negotiations are not successful, the Prevailing Market Rate will be determined in accordance with the following arbitration procedure:

      Within five (5) days after the expiration of the Negotiation Period, Tenant shall notify Landlord of Tenant's selection of a real estate broker who shall act on Tenant's behalf in determining the Prevailing Market Rate. After Tenant delivers its notice to Landlord as set forth above, Landlord shall notify Tenant of Landlord's selection of a real estate broker who shall act on Landlord behalf in determining the Prevailing Market Rate. Within twenty (20) days after the selection of Tenant's and Landlord's broker, the two (2) brokers shall render a joint written determination of the Prevailing Market Rate, which joint determination shall be final, conclusive and binding for the Renewal Term. If the two (2) brokers are unable to agree upon a joint written determination within said twenty (20) day period, the two brokers shall select a third broker within such twenty (20) day period and shall each submit a determination of the Prevailing Market Rate to such third broker. In the event the two brokers cannot agree on a third, Landlord or Tenant may request that the local chapter of the Board of Realtors appoint a party to act as the third broker. Within ten (10) days after the appointment of the third broker, the third broker shall render a written determination of the Prevailing Market Rate, which must be either the Landlord's broker's determination as submitted or the Tenant's broker's determination as submitted, but no other amount and no compromise between the two, with the third broker's determination being final, conclusive and binding on both parties. All brokers selected or appointed in accordance with this subparagraph shall have at least ten (10) years prior experience in the commercial office leasing market of the Market Area. If either Landlord or Tenant fails or refuses to select a broker, the other broker shall alone determine the Prevailing Market Rate. Landlord and Tenant agree that they shall be bound by the determination of Prevailing Market Rate pursuant to this paragraph. Landlord shall bear the fee and expenses of its broker; Tenant shall bear the fee and expenses of its broker; and Landlord and Tenant shall share equally the fee and expenses of the third broker, if any.

      (c) Except for the Base Rent, which shall be determined as set forth in subparagraph B above, leasing of the Premises by Tenant for the Renewal Term shall be subject to all of the same terms and conditions set forth in the Lease, as amended; provided, however, that any construction provisions, improvement allowances, rent abatements or other concessions applicable to the Premises during the Extended Term shall not be applicable during the Renewal Term (unless otherwise mutually acceptable to both Landlord and Tenant in the sole discretion of each at the time Tenant exercises its option to extend). Landlord and Tenant shall enter into an amendment to the Lease to evidence Tenant's exercise of this extension option. If the Lease is guaranteed now or at any time in the future, Tenant simultaneously shall deliver to Landlord an original, signed reaffirmation of each guarantor's guaranty, in form and substance acceptable to Landlord.

14. Section 25 of the Lease is hereby modified to provide that Tenant shall reimburse Landlord for its legal and administrative costs in reviewing any such proposed assignment or sublease. Section 32 of the Lease is hereby modified to provide that any estoppel certificate shall include the items listed in such
Section 32 and such other statements as Landlord shall reasonably request.

15. Tenant warrants and represents to Landlord that except for Daniel Realty Services, L.L.C. and Hazelrig Realty Company, no broker, finder, real estate agent or other person is entitled to a commission, fee or other compensation in connection with or as a result of the Lease or the transactions contemplated hereby or hereunder. The commission of the broker(s) identified above shall be paid by Landlord pursuant to a separate agreement. Tenant hereby indemnifies and holds harmless Landlord from any and all claims, losses, costs and damages (including reasonable attorneys' fees) arising in connection with any claims against Landlord for broker commissions, fees, or other compensation; the foregoing indemnity shall not include the fees of the broker(s) identified above if Landlord is responsible for the commission of such broker(s) as described above.

16. Landlord and Tenant affirm and covenant that each has the authority to enter into this Sixth Amendment, to abide by the terms hereof, and that the signatories hereto are authorized representatives of their respective entities empowered by their respective entities to execute this Sixth Amendment. Upon Landlord's request, Tenant shall provide evidence of the foregoing to Landlord.

17. To the extent the provisions of this Sixth Amendment are inconsistent with the Lease, the terms of this Sixth Amendment shall control. Except as expressly amended or modified herein, all other terms, covenants and conditions of the Lease shall remain in full force and effect and this Sixth Amendment shall be binding upon the parties hereto and their respective successors and assigns. This Sixth Amendment shall be governed by the laws of the State in which the Building is located. Any terms used in this Sixth Amendment as defined terms, but which are not defined herein, shall have the meanings attributed to those terms in the Lease. The submission of this Sixth Amendment to Tenant for examination or consideration does not constitute an offer to amend the Lease, and this Sixth Amendment shall become effective only upon the execution and delivery thereof by both Landlord and Tenant. The Lease, as amended hereby, contains the entire agreement between the parties with respect to the space demised by the Lease, as amended, and no representations, inducements, promises, agreements, oral or otherwise, between the parties not embodied in the Lease, as amended hereby, shall be of any force and effect. Time is of the essence as to all of the obligations of Tenant under the Lease and this Sixth Amendment. This Sixth Amendment has been negotiated "at arm's length" by Landlord and Tenant, each having the opportunity to be represented by legal counsel. Therefore, this Sixth Amendment shall not be more strictly construed against either party by reason of the fact that one party may have drafted this Sixth Amendment. This Sixth Amendment may be executed by the parties signing different counterparts of this Sixth Amendment, which counterparts together shall constitute the agreement of the parties.

                        [SIGNATURES APPEAR ON NEXT PAGE]

      IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seals, the day and year first above written.

                                        LANDLORD:

                                        MEADOW BROOK NORTH, L.L.C., a
                                        Delaware limited liability company

                                        By: Daniel Realty Services, L.L.C.,
                                        an Alabama limited liability company

                                        By: Daniel Realty Corporation, an
                                        Alabama corporation, its Manager

                                        By: /s/ Patrick A. Walters
                                            ------------------------------------
                                           Name:________________________________
                                           Title:_______________________________

                                        TENANT:

                                        EMAGEON UV, INC., a Delaware corporation f/k/a Emageon, Inc.

                                        By: /s/ W. Randall Pittman
                                            ------------------------------------
                                           Name:________________________________
                                           Title:_______________________________

                                                     (CORPORATE SEAL)

                                    Exhibit A

                        Meadow Brook 1200 - Fourth Floor

                                   Exhibit B-l

                        Meadow Brook 1200 - Second Floor

                                   Exhibit B-2

                        Meadow Brook 1200 - Second Floor

                                   Exhibit B-3

                        Meadow Brook 1200 - Ground Floor

                                   EXHIBIT C

                                  WORK LETTER

This WORK LETTER ("Work Letter") is attached to and made part of that certain Sixth Amendment (to which this Exhibit C is attached). The terms, definitions and other provisions of the Lease, as amended hereby, are hereby incorporated into this Work Letter by reference.

In consideration of the execution of the Sixth Amendment and the mutual covenants and conditions hereinafter contained, Landlord and Tenant agree as follows:

1. The Work (as hereinafter defined) shall be constructed by Landlord utilizing "Building Standard" improvements in accordance with the provisions hereof, and Landlord shall provide to Tenant the allowance set forth below:

      (a) Landlord will provide Tenant a planning allowance (the "Planning Allowance") of up to $8,490.00 to be applied to the cost of the Plans (as hereinafter defined) for the Suite 210 Space, the Suite 250 Space and the G-49 Space. Prior to funding of the Allowance by Landlord hereunder, Tenant shall fund or cause to be funded ("Tenant's Planning Contribution") the amount by which the cost of the Plans exceeds the Planning Allowance. Tenant's Planning Contribution shall be paid prior to the commencement of construction of the Work or promptly upon demand therefor by Landlord, if such excess (or the exact amount thereof) is not known or anticipated as of the commencement of the construction of the Work. So long as the Lease, as amended, is in full force and effect and Tenant is not in default hereunder (a "Failed Condition"), utilizing the Planning Allowance and Tenant's Planning Contribution, if any, Landlord will pay the Architect according to the contract with the Architect. In the event of a Failed Condition, all costs associated with the Plans shall be payable by Tenant upon demand therefor, together with all applicable late charges and interest applicable to the nonpayment of Rent hereunder.

      (b) On the terms and conditions set forth in Section 9 below, Landlord will provide Tenant an allowance (the "Allowance") of up to $255,285.00 to be applied to the costs of the Work. Any portion of the Allowance not exhausted by the cost of the Work up to $5.00 per rentable square foot in the Premises shall be available to Tenant for reimbursement of actual, third-party, documented moving expenses within the Premises, telecommunication and computer cabling installation expenses within the Premises and/or the cost to purchase furniture, fixtures or equipment installed in the Premises as necessary to ready the Premises for Tenant's continued occupancy thereof or expansion therein, as applicable, so long as Tenant has otherwise complied with the provisions of this Work Letter, this Sixth Amendment and the Lease. Tenant shall be eligible for such reimbursement upon its presentation to Landlord, on or before the expiration of the ninety (90) days following completion of the Work, of paid invoices, receipts or other reasonable evidence supporting actual, third party expenses incurred by Tenant eligible for this reimbursement and any lien waivers or other customary documentation requested by Landlord. Time is of the essence with respect to the foregoing. To the extent the Allowance is not fully exhausted by the foregoing, Landlord shall not be required to fund such excess, with Tenant hereby agreeing to release any and all rights thereto. Any costs and expenses for the Work in excess of the Allowance shall be paid solely by Tenant.

The term "Building Standard" or "Building standard" as used in this Sixth Amendment shall mean the standards, materials and specifications set forth by Landlord for construction of occupied tenant spaces within the Building, including but not limited to such items as partition standards and details, doors and door hardware, ceiling grid and tile, HVAC equipment and materials, light fixtures, carpet and flooring, sprinkler heads, sill finishes and signage. The Work shall at all time remain the property of the Landlord, subject to Landlord's rights as set forth in Section 12 and Section 37 of the Lease.

2. With Tenant's cooperation and in accordance with the floor plans attached hereto , Landlord shall cause Ray Harsh Architects (the "Architect") to prepare, or cause to be prepared, working drawings for the construction of the Building standard items and improvements (together with the floor plan and all modifications thereof, such drawings are referred to as the "Plans"). The Plans be subject to compliance with all governmental laws, regulations and requirements and shall be subject to Landlord's and Tenant's approval (which approval by each party shall not be unreasonably withheld, except with respect to items which impact Building systems or structure or which are visible from the Building's exterior or common areas, in which event Landlord's prior approval may be withheld in Landlord's sole discretion). Tenant's failure to approve or disapprove (with specificity) the Plans (or any modifications thereto) within five (5) days of submission shall be deemed an approval. In the event Landlord or Tenant disapproves the Plans, Landlord and Tenant shall meet to promptly resolve any disputes in good faith. The cost of the Plans shall not be deemed to be a cost of the Work; instead, the Planning Allowance shall be applied to the cost of the Plans and any amount in excess of the Planning Allowance shall be paid by Tenant.

3. Utilizing Adams Gilmore & Lynch (the "Designated Contractor"), Landlord shall diligently prosecute the tenant improvements described in the final, approved Plans (the "Work") to completion, subject to compliance with all governmental laws, regulations and requirements. Landlord shall not be obligated to complete the Work by any particular date, and Landlord and Tenant shall jointly determine the construction schedule for the Work. In the event completion of the Work (or any portion thereof) continues beyond September 1, 2004, Landlord and the Designated Contractor shall be allowed to enter upon the Premises at any reasonable times thereafter as necessary to complete such Work (or portion thereof), and such entry shall not constitute an actual or constructive eviction of Tenant, in whole or in part, nor shall it entitle Tenant to any abatement or diminution of rentals or relieve Tenant from any obligation under the Lease, as amended hereby.

4. Subject to the provisions of Section 10 below, in the event Tenant, utilizing its own limited service contractors and vendors, will undertake certain limited portions of the improvements to the Premises, such as relocation or installation of cabling, systems, furniture and related items, Tenant shall use licensed contractors, approved by Landlord, such approval not to be unreasonably withheld. Tenant shall advise its contractors and vendors that no interest of the Landlord in the Premises, the Building or the Project shall be subject to liens to secure payment of any amount due such contractors or vendors. Tenant shall also be responsible to ensure that such limited service contractors and vendors do not impede the Designated Contractor in performance of the Work. Landlord shall not be liable in any way for any injury, loss, damage or delay which may be caused by or arise from Tenant or such limited service contractors or vendors. Such limited service contractors and vendors shall be obligated to observe Landlord's construction rules and regulations for the Building, as such may be adopted and amended from time to time. Tenant's limited service contractors and vendors shall be responsible for the removal of trash and debris resulting from the performance of their work, and such trash and debris removal shall be undertaken at such time and in such manner as designated by Landlord.

5. Landlord or its agent may attend any and all design and preconstruction meetings with Tenant and the Architect or their representatives as Landlord shall deem necessary to inform the various parties of the minimum requirements for design and construction, to assure compliance with the terms of this Work Letter, to coordinate construction of the Premises or for any other reason deemed necessary by Landlord.

6. Any approval by Landlord of, or consent by Landlord to, any plans, specifications or other items to be submitted to and/or reviewed by Landlord pursuant to this Sixth Amendment shall be deemed to be strictly limited to an acknowledgment of approval or consent by Landlord thereto, and such approval or consent shall not constitute the assumption by Landlord of any responsibility for the accuracy, sufficiency or feasibility of any plans, specifications or other such items and shall not imply any acknowledgment, representation or warranty by Landlord that the design is safe, feasible, structurally sound or will comply with any legal or governmental requirements, with Tenant being responsible for all of the same. Subject to the provisions of Section 12 and 37 of the Lease, the Work shall at all time remain the property of the Landlord and shall not be subject to levy, sale or other encumbrance or transfer by Tenant.

7. If Tenant desires any changes in the Work after having approved the initial Plans, Tenant shall be required to sign such change orders as requested by Landlord or the Designated Contractor prior to the commencement of Work incorporating the relevant change order, and may, upon request of Landlord, be required to deliver to Landlord evidence of financing or financial capability of Tenant sufficient to cover the excess cost, if any, resulting from such change order. Any such changes shall be subject to Landlord's approval in accordance with the standards set forth in Section 2 above. The additional cost of any such change orders shall be considered a cost of the Work.

8. Notwithstanding anything provided in the Lease or herein to the contrary, in the event Tenant elects (with Landlord's approval) to use materials other than Building Standard, Landlord shall have no obligation to provide services which are materially different from those provided for Building Standard improvements (including, without limitation, janitorial and cleaning services) for any non-Building standard improvements installed, constructed or used in the Premises.

9. Prior to funding of the Allowance by Landlord hereunder, Tenant shall fund or cause to be funded (as "Tenant's Contribution") the amount by which the cost of the Work and all other costs arising pursuant to this Work Letter, exceeds the Allowance. Tenant's Contribution shall be paid prior to the commencement of construction of the Work or promptly upon demand therefor by Landlord, if such excess (or the exact amount thereof) is not known or anticipated as of the commencement of the construction of the Work. So a Failed Condition has not occurred, utilizing the Allowance and Tenant's Contribution, if any, Landlord will pay the Designated Contractor in periodic payments as construction progresses according to the contract with the Designated Contractor. In the event of a Failed Condition, all costs associated with the Work, the Plans and this Work Letter shall be payable by Tenant upon demand therefor, together with all applicable late charges and interest applicable to the nonpayment of Rent hereunder.

10. Landlord, at Landlord's discretion (not to be unreasonably withheld), may permit Tenant and Tenant's agents to enter the Suite 210 Space, the Suite 250 Space and/or the G-49 Space prior to September 1, 2004 in order that Tenant may do such other work as may be required by Tenant to make the Suite 210 Space, the Suite 250 Space and/or the G-49 Space ready for Tenant's use and occupancy. If Landlord permits such early entry, such permission is conditioned upon Tenant and its agents, contractors, employees and invitees working in harmony and not interfering with Landlord and its agents, contractors and employees in doing the Work or for other tenants and occupants of the Building. If at any time such entry shall cause or threaten to cause disharmony or interference, Landlord shall have the right to withdraw such permission upon 24 hours notice to Tenant. Tenant agrees that any such entry into and occupation of the Suite 210 Space, the Suite 250 Space and/or the G-49 Space shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, as amended hereby, except as to the covenant to pay Base Rent and Operating Expenses, and further agrees Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's work and installations made in the Premises or to property placed therein prior to September 1, 2004, the same being at Tenant's sole risk.

                                    Exhibit D

                        Meadow Brook 1200 - Second Floor